UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 8, 2023

SunPower Corporation
(Exact name of registrant as specified in its charter)

001-34166
(Commission File Number)

Delaware	94-3008969
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

1414 Harbour Way South, Suite 1901, Richmond, California 94804
(Address of principal executive offices, with zip code)

(408) 240-5500
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of exchange on which registered
Common Stock, $0.001 par value per share	SPWR	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 8, 2023, Vichheka Heang notified SunPower Corporation (the “Company”) of her intent to resign as the vice president, corporate controller, and principal accounting officer of the Company, effective October 15, 2023. Ms. Heang’s resignation is not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies, or practices.

In connection with Ms. Heang’s departure, Elizabeth Eby, the Company’s executive vice president and chief financial officer, also will perform the functions of the Company’s principal accounting officer, effective October 15, 2023. Ms. Eby will continue to serve as executive vice president and chief financial officer. For biographical information about Ms. Eby, see the Company’s Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission on May 15, 2023.

There are no arrangements or understandings between Ms. Eby and any other persons pursuant to which she was selected as an officer. Ms. Eby has no family relationship with any director or executive officer of the Company. The Company is not aware of any transactions in which Ms. Eby has a direct or indirect material interest and in which the Company is a party that would require disclosure under Item 404(a) of Regulation S-K. Ms. Eby will not receive any adjustment to her compensation or any additional compensation in connection with performing the functions of the principal accounting officer of the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNPOWER CORPORATION

September 13, 2023	By:	/S/ EILEEN EVANS
	Name:	Eileen Evans
	Title:	Executive Vice President and Chief Legal Officer